Exhibit 99.1

News Release	3D Systems Corporation
333 Three D Systems Circle
Rock Hill, SC 29730

www.3dsystems.com
NASDAQ: TDSC

Investor Contact:

Chanda Hughes

Media Contact:

Katharina Hayes

803-326-4010

803-326-3941

Email: HughesC@3dsystems.com

Email: HayesK@3dsystems.com

3D Systems Delays Filing its Form 10 K and Reports Preliminary Operating Results for Fourth Quarter 2006

ROCK HILL, South Carolina – March 19, 2007 - 3D Systems Corporation (NASDAQ: TDSC), a leading provider of Rapid 3-D Modeling, Prototyping and Manufacturing solutions, announced that it filed today with the Securities and Exchange Commission (“SEC”) a Form 12b 25 indicating that it was unable to file its Annual Report on Form 10 K by Friday’s initial filing deadline.  A Form 12b 25 filing provides the company an automatic fifteen-day extension of the time for it to file its Annual Report on Form 10 K and still be considered timely under SEC rules.

The company also delayed issuing its 2006 year-end operating results but is reporting today its preliminary expectations for its operating results for the fourth quarter of 2006.  The company will hold a conference call and simultaneous webcast to discuss this delay and its preliminary results tomorrow morning, March 20, 2007, at 8:30 a.m., Eastern Time.

The company’s delay in completing its financial statements for 2006 is due primarily to the time that it took to complete the restated financial statements and its Form 10 Q for the third quarter of 2006 that the company filed with the SEC on February 2, 2007.  As a result of the work necessary to complete these restatements, the company was not able to begin to work on closing its fourth-quarter or full-year 2006 financial statements until after these activities were completed.  The company intends to file its Form 10-K and issue its fourth-quarter and year-end 2006 operating results as soon as practicable.

The company expects to report revenue for the fourth quarter of 2006 in the range of $42 million to $44 million with approximately $5 million of backlog that the company was not able to ship or recognize as revenue prior to year-end.

The company expects to report that sales of its engineered materials and composites continued to increase at a double-digit rate for the fourth quarter of 2006, reflecting the continued strong demand for these products.

The company also expects to report that its service revenue rebounded back to its fourth-quarter 2005 level.  Service revenue includes installation, training, service contract revenue and deferred warranty revenue.  The company believes the fourth quarter's service revenue was not impeded by issues related to the ERP implementation and change in parts distribution that were previously encountered during the second and third quarters of 2006.

The company expects to report gross profit in the range of $16 million to $17 million for the fourth quarter of 2006.  Gross profit is expected to be lower than that for the fourth-quarter 2005 as a result of changes in revenue mix and the lingering effects of disruptions that the company encountered earlier in the year related to the implementation of its new ERP system, supply chain and logistics disruptions and special accommodations that the company extended to certain customers who experienced systems’ delays or disruptions.  Lower gross profit also reflects lower profitability of the company’s service activities due to the absence of system upgrade sales, which the company had in 2005 and decided to discontinue in 2006 as part of its overall strategy.

The company expects to report that its operating expenses for the fourth quarter were in the range of $19 million to $21 million reflecting the residual expenses of its relocation to Rock Hill, S.C., ERP implementation costs and abnormally high expenses incurred in connection with its financial restatements.

The company also expects to report a net pre-tax loss in the range of $3 million to $5 million for the fourth quarter of 2006.

The company also expects to report that at year-end 2006 it had $14 million of unrestricted cash on hand, of which approximately $8 million was drawn from its bank credit facility.

There can, of course, be no assurance that the final results that the company reports will be within the ranges set forth above.

“Last year was a very difficult and challenging year for us as we executed a series of critical infrastructure and strategic projects, including the implementation of our new ERP system and our relocation to Rock Hill that I have described on numerous occasions as our company’s much-needed invasive surgery,” said Abe Reichental, 3D Systems’ president and chief executive officer. “Although there is never a perfect time to embark on a major business transformation, after extensive planning, we decided to make 2006 the year in which we would invest heavily in our company to give us the systems, facilities and products necessary to scale up and achieve the kind of sustained profitable growth to which we aspire.

“Ever mindful of the scope and duration of such invasive initiatives, we decided to condense as much as possible the exposure period by running multiple projects concurrently. Early in 2006, we commenced with the execution of our ambitious plan,” continued Reichental.

“Regretfully, implementing these significant initiatives resulted in temporary disruptions that adversely affected our ability to adequately support our customers. We believed that we had all the required resources in place to complete these activities smoothly.  Clearly, in hindsight we did not,” added Reichental. “However, I am pleased to share with you that I believe we have passed the critical point and are transitioning to a point where our recent choices and their resulting new products and capabilities are now being validated by the very same customers who already are beginning to experience the difference and are responding favorably to our new products.

“Throughout 2006, we continued to realign, restructure and strengthen our team, and we have already managed to deliver encouraging results.  Despite all of our 2006 disruptions, we expect to report that materials’ revenue increased some 17% over 2005 and at the end of 2006 represented some 39% of our annual revenue. We believe that the increased demand for our materials, even during this challenging period, is an early indication that our overall product portfolio transformation strategy is working.

“Our growing installed base, coupled with the integration of our new systems with proprietary materials cartridges and our continuum of expert solutions, should improve the profitability of our business as revenue from materials continues to outpace our growth in systems. Accordingly, the stability of our revenue base should improve as consumables’ sales rise as a percentage of the product mix relative to systems,” continued Reichental.

“We are also gratified with the sequential-quarter progress in revenue growth that we have made since the second quarter of 2006.  While not yet back to our 2005 levels, our steady sequential-quarterly revenue growth during the latter part of 2006 suggests that we are making tangible progress and that the way in which we accommodated our customers during this difficult period is also bearing fruit as they continue to increase their business with us.

“During the fourth quarter of 2006, we continued to fund the remainder of our infrastructure investments as well as the abnormal costs we incurred in connection with our restatement activities to the tune of approximately $4 million.  Notwithstanding the higher level of expenditures during the quarter, we expect to report that we ended the year with approximately $14 million of unrestricted cash, of which $8 million was drawn against our revolver.  Our year-end cash position reflects in part our continued efforts to improve our working capital management, which we expect to report included in the fourth quarter of 2006 a further reduction in our days sales outstanding.” concluded Reichental.

Conference Call and Audio Webcast Details

3D Systems will hold a conference call and audio Webcast to discuss its delay in reporting its fourth quarter and full year 2006 financial results tomorrow morning at 8:30 a.m., Eastern Time.

•      To access the Conference Call, dial 1-888-336-3485 (or 706-634-0653 from outside the United States).  A recording will be available two hours after completion of the call for three days.  To access the recording, dial 1-800-642-1687 (or 706-645-9291 from outside the United States) and enter 3129215, the conference call ID number.

•      To access the audio Webcast, log onto 3D Systems’ website at www.3dsystems.com.  The link to the Webcast is provided on the homepage of the website.  To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation.  The Webcast will be available for replay beginning approximately 48 hours after completion of the call at: www.3dsystems.com under the Investor Relations’ section.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and expectations, including matters relating to the proposed restatements of the company’s financial statements and related matters described herein, and are necessarily subject to uncertainties, many of which are outside the control of the company.  The factors described under the headings “Forward-Looking Statements,” “Cautionary Statements and Risk Factors,” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of Rapid 3-D Modeling, Prototyping and Manufacturing solutions.  Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input.  These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via email at moreinfo@3dsystems.com.